Exhibit 99.1

Sorrento announces selection of t-VIVA-19™ as TARGETeD protein vaccine candidate for sars-cov-2

•	T-VIVA-19 (targeted virus vaccine against COVID-19) is a recombinant fusion protein of the SARS-CoV-2 spike protein S1 domain and human IgG Fc.
•	Novel protein to progress as priority vaccine candidate development program.
•	Sorrento’s existing cGMP manufacturing facility bulk drug substance production capacity estimated able to satisfy up to 100 million doses a month, with on-site scale-up potential to meet additional demand as needed.

SAN DIEGO, July 1, 2020 (GLOBE NEWSWIRE) - Sorrento Therapeutics, Inc. (Nasdaq: SRNE, “Sorrento”) announced today that it has published a pre-print publication (https://www.biorxiv.org/content/10.1101/2020.06.29.178616v1.full.pdf) describing initial pre-clinical results from its COVID-19 vaccination program, which introduced a novel targeted protein vaccine against COVID-19, referred to as T-VIVA-19.

T-VIVA-19 is a recombinant fusion protein of the spike protein S1-domain and the Fc portion of the human IgG1 antibody (rS1-Fc). The rS1-Fc was injected into either the vein or the thigh muscle of a mouse. The mice were given a booster shot three weeks later (by the same route as the initial injection) and immune responses to SARS-CoV-2 were examined.

Immunization with the rS1-Fc protein via intramuscular and intravenous injections induced antibodies against the SARS-CoV-2 protein in all mice within the first week of administration. Antibodies were observed to be enhanced upon the administration of a booster. Approximately 80% of the mice’s sera possessed neutralizing antibodies and completely prevented virus infection in in vitro cell cultures using 100 TCID50 viruses and VERO cells.

Dr. Henry Ji, Chairman and CEO of Sorrento Therapeutics, said, “If successful and approved, we plan to produce the T-VIVA-19 vaccine in our therapeutic antibody cGMP production facility in San Diego. Due to the potentially low dose administration of T-VIVA-19, which may be one milligram per person or less, we believe our existing cGMP manufacturing facility is capable of producing bulk drug substance rS1-Fc for up to 100 million doses a month. Unlike other vaccine candidates, our rS1-Fc protein production could utilize our existing therapeutic antibody manufacturing processes, and we therefore believe it would be simple and easy to scale up.”

Sorrento plans to take the T-VIVA-19 vaccine candidate through the regulatory steps for clinical trial clearance, while preparing for large scale manufacturing and commercial distribution in parallel.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to treat cancers. Sorrento’s multimodal, multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”, “DAR-T™”), antibody-drug conjugates (“ADCs”), and clinical stage oncolytic virus (“Seprehvir™”, “Seprehvec™”). Sorrento is also developing potential antiviral therapies and vaccines against coronaviruses, including COVIDTRAP™, ACE-MAB™, COVI-MAB™, COVI-GUARD™, COVI-SHIELD™ and T-VIVA-19™.

Sorrento’s commitment to life-enhancing therapies for patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule, resiniferatoxin (“RTX”), and ZTlido® (lidocaine topical system) 1.8% for the treatment of post-herpetic neuralgia. RTX is completing a phase IB trial for intractable pain associated with cancer and a phase 1B trial in osteoarthritis patients. ZTlido® was approved by the FDA on February 28, 2018.

For more information, visit www.sorrentotherapeutics.com

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc., under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding Sorrento’s targeted protein vaccine candidate, T-VIVA-19, and its potential use and benefit as a vaccine against the SARS-CoV-2 virus; the pre-clinical testing of T-VIVA-19; the potential administration, including route(s) of administration and dosing regimen, and application(s) of T-VIVA-19; the potential for T-VIVA-19 to generate neutralizing antibodies after administration that are effective to prevent viral infection, including the SARS-CoV-2 virus infection; the dosing potential of T-VIVA-19; the expected readiness and manufacturing capabilities of Sorrento’s cGMP facilities for large-scale production of T-VIVA-19; the expected regulatory, development and commercialization path of T-VIVA-19; T-VIVA-19’s ability to immunize against infection by coronaviruses; and Sorrento’s potential position in the anti-viral immunity industry. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks related to Sorrento’s and its subsidiaries’, affiliates’ and partners’ technologies and prospects and collaborations with partners, including, but not limited to risks related to conducting pre-clinical studies and clinical trials and seeking regulatory approval for T-VIVA-19; that prior test results may not be replicated in future studies and trials; conducting and receiving results of clinical trials for T-VIVA-19; the clinical and commercial success of the vaccination program for SARS-CoV-2 virus infections using T-VIVA-19; the viability and success of using T-VIVA-19 for prevention in anti-viral areas, including coronaviruses; clinical development risks, including risks in the progress, timing, cost and results of clinical trials and product development programs; risk of difficulties or delays in obtaining regulatory approvals; risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval; risks of manufacturing and supplying drug product; risks related to leveraging the expertise of its employees, subsidiaries, affiliates and partners to assist Sorrento in the execution of its T-VIVA-19 strategies; and other risks that are described in Sorrento’s most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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Contact

Alexis Nahama, DVM (SVP Corporate Development)

Email: mediarelations@sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

G-MAB™, COVI-GUARDTM, COVI-SHIELD™, COVIDTRAP™, T-VIVA-19™, COVI-MAB™, ACE-MABTM, COVI-TRACK™, Saving-Life™ and Improving-Life™ are trademarks of Sorrento Therapeutics, Inc.

ZTlido® is a trademark owned by Scilex Pharmaceuticals Inc.

All other trademarks are the property of their respective owners.

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